EXHIBIT 10.10

PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

BETWEEN

WORLD FINANCIAL NETWORK NATIONAL BANK

AND

DESIGN WITHIN REACH, INC.

DATED AS OF NOVEMBER 13, 2003

TABLE OF CONTENTS

SECTION 1 DEFINITIONS
1.1	Certain Definitions
1.2	Other Definitions

SECTION 2 THE PLAN
2.1	Establishment and Operation of the Plan
2.2	Applications for Credit Under the Plan; Billing Statements
2.3	Operating Procedures
2.4	Plan Documents
2.5	Marketing
2.6	Administration of Accounts
2.7	Credit Decision
2.8	Ownership of Accounts and Mailing Lists
2.9	Protection Programs and Enhancement Marketing Services
2.10	Ownership of DWR Name
2.11	Cardholder Loyalty Program

SECTION 3 OPERATION OF THE PLAN
3.1	Honoring Credit Cards
3.2	Additional Operating Procedures
3.3	Cardholder Disputes Regarding Goods or Services
3.4	No Special Agreements
3.5	Cardholder Disputes Regarding Violations of Law or Regulation
3.6	Payment to DWR; Ownership of Accounts; Fees; Accounting
3.7	Insertion of DWR’s Promotional Materials and Statement Messages
3.8	Payments
3.9	Chargebacks
3.10	Assignment of Title in Charged Back Purchases
3.11	Promotion of Program and Card Plan; Non-Competition
3.12	Postage
3.13	Reports

SECTION 4 REPRESENTATIONS AND WARRANTIES OF DWR
4.1	Organization, Power and Qualification
4.2	Authorization, Validity and Non-Contravention
4.3	Accuracy of Information
4.4	Validity of Charge Slips
4.5	Compliance with Law
4.6	DWR’s Name, Trademarks and Service Marks
4.7	Intellectual Property Rights

i

TABLE OF CONTENTS, Continued

SECTION 5 COVENANTS OF DWR
5.1	Notices of Changes
5.2	Financial Statements
5.3	Inspection
5.4	DWR’s Business
5.5	DWR’s Stores
5.6	Insurance

SECTION 6 REPRESENTATIONS AND WARRANTIES OF BANK
6.1	Organization, Power and Qualification
6.2	Authorization, Validity and Non-Contravention
6.3	Accuracy of Information
6.4	Compliance with Law
6.5	Intellectual Property Rights

SECTION 7 COVENANTS OF BANK
7.1	Notices of Changes
7.2	Financial Statement
7.3	Inspection
7.4	Bank’s Business
7.5	Insurance

SECTION 8 INDEMNIFICATION
8.1	Indemnification Obligations
8.2	Limitation on Liability
8.3	No Warranties
8.4	Notification of Indemnification; Conduct of Defense

SECTION 9 TERM AND TERMINATION
9.1	Term
9.2	Termination with Cause by Bank; Bank Termination Events
9.3	Termination with Cause by DWR; DWR Termination Events
9.4	Termination of Particular State
9.5	Purchase of Accounts
9.6	Termination of Plan Participation

ii

TABLE OF CONTENTS, Continued

SECTION 10 MISCELLANEOUS
10.1	Entire Agreement
10.2	Coordination of Public Statements
10.3	Amendment
10.4	Successors and Assigns
10.5	Waiver
10.6	Severability
10.7	Notices
10.8	Captions and Cross-References
10.9	Governing Law
10.10	Counterparts
10.11	Force Majeure
10.12	Relationship of Parties
10.13	Survival
10.14	Mutual Drafting
10.15	Independent Contractor
10.16	No Third Party Beneficiaries
10.17	Confidentiality
10.18	Taxes

Schedules
1.1	Discount Rate and Promotional Programs
2.1	Service Standards
2.5	Marketing Promotions
2.8	Monthly Master File Information
3.13	Bank Reports

iii

PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

THIS PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT is made as of this 13th day of November, 2003 (the “Effective Date”) by and between DESIGN WITHIN REACH, INC., with its principal office at 283 Fourth Street, Oakland, California 94607 (hereinafter referred to as “DWR”), and WORLD FINANCIAL NETWORK NATIONAL BANK, with its principal office at 800 Tech Center Drive, Gahanna, Ohio 43230, (hereinafter referred to as “Bank”).

WITNESSETH:

WHEREAS, DWR has requested Bank to extend credit to qualifying individuals in the form of private label open-ended credit card accounts for the purchase of Goods and Services from DWR and DWR’s Stores and to issue Credit Cards to such individuals; and

WHEREAS, Bank shall own all such Credit Card Accounts, and Cardholder payments will be sent to such location as Bank shall from time to time direct; and

WHEREAS, Bank has agreed to extend credit under Credit Card Accounts subject to the terms and conditions as more fully set forth herein;

NOW THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the parties, DWR and Bank agree as follows.

SECTION 1. DEFINITIONS

1.1 Certain Definitions. As used herein and unless otherwise required by the context, the following terms shall have the following respective meanings.

“Account” shall mean an individual open-end revolving line of credit established by Bank for a Customer pursuant to the terms of a Credit Card Agreement.

“Address Verification Service” shall mean an adjunct process to the credit authorization process where the Cardholder’s reported billing address is verified against the Bank’s address on file for such Cardholder.

“Affiliate” shall mean with respect to either Bank or DWR any entity Chat is owned by, owns, or is under common control with such party.

“Agreement” shall mean this Private Label Credit Card Program Agreement and any future amendments or supplements thereto.

“Applicable Law” shall mean any applicable federal, state or local law, rule, or regulation.

“Applicant” shall mean an individual who is a Customer of DWR and DWR’s Stores, who applies for an Account under the Plan.

“Batch Prescreen Application” shall mean a process where Bank’s offer of credit is made to certain Customers prequalified by Bank, in a batch mode typically within a catalog environment.

“Business Day” shall mean any day, except Saturday, Sunday or a day on which banks in Ohio are required to be closed.

“Cardholder” shall mean any natural person to whom an Account has been issued by Bank and/or any authorized user of the Account.

“Charge Slip” shall mean a sales receipt, register receipt tape, invoice or other documentation, whether in hard copy or electronic form, in each case evidencing a Purchase that is to be charged to a Cardholder’s Account.

“Credit Card” shall mean the plastic credit card issued by Bank to Cardholders for purchasing Goods and Services pursuant to the Plan.

“Credit Card Agreement” shall mean the open-end revolving credit agreement between a Cardholder and Bank governing the Account and Cardholder’s use of the Credit Card, together with any modifications or amendments which may be made to such agreement.

“Credit Sales Day” shall mean any day, whether or not a Business Day, on which Goods and/or Services are sold by DWR and DWR’s Stores.

“Credit Slip” shall mean a sales credit receipt or other documentation, whether in hard copy or electronic form, evidencing a return or exchange of Goods or a credit on an Account as an adjustment by DWR or DWR’s Stores for goodwill or for Services rendered or not rendered by DWR or DWR’s Stores to a Cardholder.

“Customer” shall mean any individual consumer who is a customer or potential customer of DWR or DWR’s Stores.

“Discount Fee” shall mean an amount to be charged by Bank equal to Net Sales multiplied by the Discount Rate.

“Discount Rate” shall have the meaning set forth in Schedule 1.1.

“DWR Deposit Account” shall mean a deposit account maintained by DWR as set forth in Section 3.6(a).

“DWR’s Stores” shall mean those certain retail locations selling Goods and/or Services, which are owned and operated by DWR or which are licensees or franchisees of DWR.

“Effective Date” shall mean the date set forth in the first paragraph on page one of this Agreement.

“Electronic Bill Presentment and Payment” shall mean a procedure where Cardholders can elect to receive their Account billing statements electronically and that also allows them an opportunity to remit their Account payment to Bank electronically.

“Equal Payment Purchases” shall mean Purchases subject to a minimum purchase amount set by Bank for which Bank sets equal monthly payments over a specified term to collect the balance related to the Purchase.

“Extended Term” shall have the meaning set forth in Section 9.1.

“Forms” shall have the meaning set forth in Section 2.4.

“Goods and/or Services” shall mean those goods and/or services sold at retail by DWR and/or DWR’s Stores through stores, catalog, or Internet to the general public for individual, personal, family or household use.

Initial Term” shall have the meaning set forth in Section 9.1.

“Instant Credit Application” shall mean an in store or catalog application procedure designed to open Accounts at point of sale or order entry whereby an application for credit is communicated to Bank either verbally at point of sale or systemically during the catalog order entry process according to Bank’s Operating Procedures.

“Loyalty Program” shall have the meaning set forth in Section 2.11.

“Name Rights” shall have the meaning set forth in Section 2.10.

“Net Proceeds” shall mean Purchases less: (i) credits to Accounts for the return or exchange of Goods or a credit on an Account as an adjustment by DWR and DWR’s Stores for goodwill or for Services rendered or not rendered by DWR or DWR’s Stores to a Cardholder, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day; (ii) payments from Cardholders received by DWR and DWR’s Stores from Cardholders on Bank’s behalf; (iii) any applicable Discount Fees in effect on the date of calculation; and (iv) any other fees or charges imposed by Bank pursuant to this Agreement.

“Net Sales” shall mean Purchases, less credits or refunds for Goods and/or Services, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day.

“On-Line Prescreen” shall mean a process where a pre-screened offer of credit is made to Customers meeting Bank’s credit criteria in a real-time pre-approved process according to Bank’s Operating Procedures. The process utilizes traditional order entry data elements to build Customer records. The Customer records are pre-screened by a credit bureau using Bank’s established criteria to determine if an offer of credit is appropriate. Customer records passing the

Bank’s pre-screening credit criteria are returned to the point of order entry where the pre-approved offer to open an Account is made. Records not passing the credit criteria are not returned and no offer is made.

“Operating Procedures” shall mean Bank’s written instructions and procedures provided to DWR dated October 24, 2003 to be followed by DWR and DWR’s Stores in connection with the Plan, as may be amended from time to time pursuant to Section 2.3.

“Plan” shall mean the private label credit card program established and administered by Bank for Customers of DWR and DWR’s Stores by virtue of this Agreement.

“Plan Commencement Date” shall mean the date on which Bank commences operation of the Plan. Bank shall be deemed to have commenced operation of the Plan on the earlier of the date on which Bank begins to issue new Accounts or the date on which Bank notifies DWR in writing that Bank has commenced operation of the Plan.

“Plan Year” shall mean each consecutive twelve (12) month period commencing on the Plan Commencement Date or the first day of the first full calendar month following the Plan Commencement Date if the Plan Commencement Date is not the first day of a calendar month and each anniversary thereof.

“Prescreen Acceptance” shall mean a point of sale procedure designed to recognize and activate Bank’s pre-approved offers for Accounts for Customers.

“Promotional Programs” shall mean any special Cardholder payment terms approved by Bank for certain Purchases, including without limitation deferred finance charges and deferred payments and subject to any terms and conditions set forth in writing by Bank. The initial Promotional Programs approved by Bank, if any, are set forth in Schedule 1.1.

“Purchase” shall mean a purchase of Goods and/or Services, including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to a Cardholder using an Account as provided for under this Agreement.

“Quick Credit” shall mean an in-store application procedure designed to open Accounts as expeditiously as possible at point of sale, whereby an application for an Account is processed without a paper application being completed by an Applicant. An Applicant’s credit card (Visa, MasterCard, American Express, Discover or other Bank approved private label card) is electronically read by a terminal that captures the Applicant’s name and credit card account number. Other data shall be entered into that same terminal by the DWR’s Store associate as specified in the Operating Procedures. This data is used by Bank to request a credit bureau report and make a decision whether to approve or decline the Applicant.

“Regular Revolving Purchases” shall mean Purchases which are not subject to any Promotional Programs.

“Renewal Term” shall have the meaning set forth in Section 9.1.

“Roll to Revolve Rate” shall mean, for each Deferred Billing Program, the total dollar amount of the Accounts Receivable for the Deferred Billing Program that are not paid in full prior to the end of the deferral period divided by the total dollar amount of the Purchases for the particular Deferred Billing Program, and expressed as a percentage.

“Term” shall mean the Initial Term, Extended and any Renewal Terms.

“Transaction Record” shall mean, with respect to each Purchase of Goods or Services by a Cardholder from DWR and/or DWR’s Stores, each credit or return applicable to a Purchase of Goods or Services, and each payment received by DWR and DWR’s Stores from a Cardholder on Bank’s behalf: (a) the Charge Slip or Credit Slip corresponding to the Purchase, credit or return; or (b) a computer readable tape/cartridge or electronic transmission containing the following information: the Account number of the Cardholder, the DWR’s Store number at which the Purchase, credit or return was made, the total of (i) the Purchase price of Goods or Services purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, a description of the Goods or Services purchased, credited or returned and the authorization code, if any, obtained by DWR or DWR’s Store prior to completing the transaction; or (c) electronic record whereby DWR or DWR’s Store electronically transmits the information described in subsection (b) hereof to a network provider (selected by DWR at its expense), which in turn transmits such information to Bank by a computer tape/cartridge or electronic tape or transmission.

1.2 Other Definitions. As used herein, terms defined in the introductory paragraph hereof and in other sections of this Agreement shall have such respective defined meanings. Defined terms stated in the singular shall include reference to the plural and vice versa.

SECTION 2. THE PLAN

2.1 Establishment and Operation of the Plan. (a) The Plan is established for the primary purpose of providing Customer financing for Goods and Services purchased from DWR and DWR’s Stores. DWR and Bank shall use reasonable efforts to commence the Plan on or before March 31, 2004, or such other date as the parties mutually agree upon in writing. Qualified Applicants desiring to use the Plan shall be granted an Account by Bank with a credit line in an amount to be determined by Bank in its discretion for each individual Applicant. Subject to Section 3.6(d) and Applicable Law Bank shall determine the terms and conditions of the Account to be contained in a Credit Card Agreement.

(b) Bank shall operate the Plan in accordance with the Service Standards set forth in Schedule 2.1. Within twenty (20) days after the end of each calendar month, Bank will deliver to

DWR a summary report from the account manager for DWR setting forth in reasonable detail Bank’s performance during such calendar month with regard to the Service Standards.

2.2 Applications for Credit Under the Plan; Billing Statements. (a) Applicants who wish to apply for an Account under the Plan must submit a completed application on a form or in an electronic format approved by Bank, and Bank shall grant or deny the request for credit based solely upon Bank’s credit criteria. DWR or DWR’s Stores shall provide a copy of the Credit Card Agreement to the Applicant to be retained for the Applicant’s records. The application shall be submitted to Bank by the Applicant or submitted by DWR or DWR’s Stores on behalf of the Applicant, as required in the Operating Procedures. If Bank grants the request for an Account, Bank will issue a Credit Card to the Applicant which accesses an individual line of credit in an amount determined by Bank.

(b) Bank shall make available to DWR and DWR shall utilize a Quick Credit application procedure, as well as Batch Prescreen and On-Line Prescreen application procedures. DWR shall use its commercially reasonable efforts to install, within three (3) months after the Effective Date, systems and equipment in all of DWR’s catalog call centers that shall utilize On-Line Prescreen application procedures as the primary source for application processing. If as of the Plan Commencement Date DWR’s catalog call centers are not utilizing On-Line Prescreen application procedures as the primary source of application processing, then DWR shall pay to Bank a monthly fee equal to $10,000 per month until such time as Bank shall reasonably determine that all of DWR’s catalog call centers are satisfactorily utilizing On-Line Prescreen application procedures as the primary source for application processing.

(c) DWR agrees that it and DWR’s Stores will keep confidential the information on such applications and shall not disclose the information to anyone other than authorized representatives of Bank.

(d) All Cardholders will receive from Bank a periodic statement (the “Billing Statement”) listing the amounts of Purchases made and credits received and other information, as required by Applicable Law or deemed desirable by Bank.

(e) Bank shall make available to DWR and its Customers Internet application procedures, Charge Slip processing and Cardholder Account customer service. In the event DWR chooses to utilize this functionality, DWR shall be responsible for integrating and maintaining on its website, at its sole expense, a link to the Bank’s Internet website. DWR represents and warrants that, to integrate and maintain the link, and to provide access to the Bank’s Internet website and reduce technical errors, its software providing the link will function, in all material respects and continue to function, in a sound technical manner. DWR shall appropriately monitor the link to ensure it is functioning properly. In the event Bank changes or otherwise modifies the website address for Bank’s Internet site, DWR wilt either update or modify the link as directed by Bank. In providing the link, DWR shall make it clear and conspicuous that the Customer is leaving DWR’s website and is being directed to Bank’s website for the exclusive purpose of accessing Bank’s website. DWR agrees that, in connection with the link, it will only use Bank’s name, or any logo, statements, or any other information that is related to Bank, only as directed by Bank or as approved in advance and in writing by Bank. Without limiting the generality of the scope of required approvals, but by way of example, DWR shall seek Bank’s approval not only with respect to content, but also with respect to any typestyle, color, or abbreviations used in connection with the link. DWR will promote (through methods mutually agreed upon by Bank and DWR) to its Customers the Bank’s Electronic Bill Presentment and Payment.

2.3 Operating Procedures. DWR and DWR’s Stores shall observe and comply with the Operating Procedures and such other reasonable procedures as Bank may prescribe on not less than thirty (30) days’ prior notice to DWR or otherwise required by Applicable Law. DWR shall ensure that DWR’s Stores’ employees are trained regarding the Operating Procedures and shall ensure their compliance with them. The Operating Procedures may be amended or modified by Bank from time to time in its reasonable discretion; provided, however, that Bank shall first consult with DWR regarding any proposed amendment or modification and unless such changes are required by Applicable Law, a copy of any such amendment or modification shall be provided to DWR at least sixty (60) Business Days before its effective date (the “Notice Date”), and for those changes required by Applicable Law, notice shall be given as soon as practicable.

2.4 Plan Documents. Bank shall design, with DWR’s review, the Credit Card Agreement, application, Credit Card, card mailer and billing statement to be used under the Plan, subject to and in compliance with the requirements of Applicable Law. The degree to which DWR’s tradenames, trademarks, servicemarks or logos appear on applications, card mailers, Credit Cards, billing statements, letters, and other documents and forms (collectively, “Forms”) is a matter to be determined by Bank after consultation and coordination with DWR and subject to DWR’s right to reject any Form as provided in Section 2.10, and in accordance with Applicable Law. Bank shall provide at Bank’s expense appropriate quantities of the Credit Card Agreements, applications, Credit Card plastics, card mailer and billing statements. DWR shall pay the costs of all Credit Card plastics, including embossing and encoding, card carriers, envelopes, Credit Card Agreements and postage related to any reissuances requested by DWR for any reissuance of Credit Cards to Cardholders (other than replacements made by Bank from time to time at a Cardholder’s request on an individual basis). In the event any Forms become obsolete as a result of changes requested by DWR, DWR shall reimburse Bank for the direct costs associated with any unused obsolete Forms. In the event any Forms become obsolete as a result of changes in Applicable Law or made by Bank, Bank shall be obligated for the costs associated with any unused obsolete Forms. Only one design shall be used for each form. In the event DWR’s catalog service center cannot support Bank’s required real-time Cardholder notification requirements, DWR shall pay the direct costs incurred in connection with any required inactive Cardholder mailings. DWR, at its sole expense, shall replace all in-store signage at DWR’s Stores and all catalog collateral as it relates to advertising of the Plan and as mutually agreed to by Bank and DWR due to any changes in the Plan or as otherwise required by Applicable Law.

2.5 Marketing. DWR agrees to use its commercially reasonable efforts to advertise and promote the Plan wherever Customers can purchase Goods and Services, including, without limitation, those marketing promotions set forth in Schedule 2.5 and such other methods mutually agreed upon by DWR and Bank. DWR and Bank will jointly agree upon programs to market the Plan, both initially and on a continuing basis. Once DWR and Bank agree upon standards for the use of Bank’s and DWR’s names or any trademark, service mark or trade name of Bank and DWR, neither party will deviate from such standards without express prior written approval of the other party. Upon Bank’s reasonable request, DWR shall permit Bank to assist DWR with training of employees at DWR’s Stores regarding signage and advertising of the Plan.

2.6 Administration of Accounts. Bank shall perform, in compliance with Applicable Law, all functions necessary to administer and service the Accounts, including but not limited to: making all necessary credit investigations; notifying Applicants in writing of acceptance or rejection of credit under the Plan; preparing and mailing billing statements; making collections; handling Cardholder inquiries; and processing payments.

2.7 Credit Decision. The decision to extend credit to any Applicant under the Plan shall be Bank’s decision. Bank will work in good faith with DWR to develop business strategies with respect to the issuance of Credit Cards which are intended to maximize the potential of the Plan, and which are mutually beneficial to DWR and Bank. DWR may from time to time request Bank to consider offering certain types of special credit programs. Bank shall reasonably consider DWR’s requests and negotiate with DWR in good faith. However, Bank shall, in its sole discretion, subject to Applicable Laws and safety and soundness considerations, determine whether or not to offer any of such programs. In the event Bank agrees to any special credit program, DWR and Bank shall mutually agree upon any special terms and fees associated with the program.

2.8 Ownership of Accounts and Mailing Lists. The Customer’s names and addresses and other Customer information collected by DWR and set forth in DWR’s records, other than information obtained directly from Bank, from Bank’s agent or collected by DWR on behalf of Bank, shall be the exclusive property of DWR. During the Term of this Agreement, DWR, shall as requested by Bank, make the names and addresses of Customers available to Bank, as permitted by Applicable Law to be used only for purposes of solicitation of such Customers to become Cardholders of Bank and in connection with the administration of the Plan in accordance with the terms of this Agreement. Bank shall provide to DWR monthly one (1) master file extract initially containing the information set forth on Schedule 2.8 to the extent such information is available to Bank, and any other information agreed to by DWR and Bank, to the extent permitted by Applicable Law, which DWR may use solely in connection with maintaining and servicing the Accounts and for the purpose of marketing its Goods and Services to the Cardholders, as permitted by Applicable Law. DWR shall keep such Cardholder information confidential and shall not sell, lease, transfer or disclose such information to any third party without Bank’s prior written consent. The Accounts and all information related thereto, including without limitation the receivables, names, addresses, credit and transaction information of Cardholders, as set forth in Bank’s records shall be the exclusive property of Bank during and after the Term of this Agreement unless the Accounts are purchased by DWR pursuant to Section 9. During the Term of this Agreement Bank shall use such Cardholder information only in connection with the Plan and for Bank’s business purposes in connection with its credit card business, including without limitation portfolio analyses, setting policies and procedures, collections, sale of charged off Accounts and benchmarking, and in accordance with this Agreement and Applicable Law. DWR and Bank acknowledge that the Customer information owned by DWR under this Section 2.8 and the Cardholder information owned by Bank under this Section 2.8 may be duplicative. Bank shall have the right to take a security interest in the Goods purchased with an Account to the extent permitted by Applicable Law.

2.9 Protection Programs and Enhancement Marketing Services. (a) DWR and Bank agree that Bank will exclusively make available to Cardholders various types of insurance and/or debt cancellation programs (collectively referred to herein as “Protection Programs”) offered by Bank and/or its vendors or Affiliates. Such Protection Programs may include, but are not limited to, credit life insurance, accidental death and disability insurance and debt cancellation programs. Bank shall, prior to offering any Protection Programs to Cardholders, review the proposed solicitations and offerings with DWR. The solicitations and offerings shall not contain DWR’s endorsement but may reference DWR’s Name Rights (defined below). Bank may make up to twelve (12) offers for such Protection Programs per Plan Year, which may be communicated through various channels, including without limitation, statement inserts. The fees for Protection Programs shall be charged to the applicable Cardholder’s Account. DWR will reasonably assist Bank’s effort to offer Protection Programs so long as such assistance will not require DWR to incur any expense or cost.

(b) DWR and Bank agree that Bank may make available to Cardholders various types of other products and services (collectively referred to herein as “Enhancement Marketing Services”) through solicitations made in connection with their Accounts. Such Enhancement Marketing Services may include, but are not limited, to travel clubs, legal services, card registration programs and merchandise products. Such Enhancement Marketing Services will be offered through various direct marketing channels including but not limited to direct mail, telemarketing, call transfer, call to confirm, statement inserts, statement messaging and IVR. Subject to Section 2.9(d) below, Bank shall have the right to utilize a minimum of 1 statement insert and 1 statement envelope (bangtail) each month during a Plan Year for Enhancement Marketing Services. The charges for the products and services will be billed to the applicable Cardholder’s Account when appropriate. The solicitations and offerings shall not contain DWR’s endorsement but may reference DWR’s Name Rights (defined below).

(c) DWR shall receive from Bank twenty-five percent (25%) of the net profit (Bank’s revenues, commissions and other incentives minus Bank’s total direct expenses) generated by Protection Programs (to the extent permitted by Applicable Law and Bank’s insurer) and Enhancement Marketing Services, payment to be made on a monthly basis, together with a statement setting forth the revenues, expenses and profits in reasonable detail.

(d) Each and every Enhancement Marketing Service and the related advertising materials shall be subject to the prior approval of DWR, which approval shall not be unreasonably withheld or delayed (it being understood that DWR may withhold such approval if it determines in its reasonable discretion that the advertising of such products or services is inconsistent with the image of DWR’s business). With ninety (90) days prior written notice to Bank, DWR may reasonably withdraw its approval for any specific Enhancement Marketing Service.

2.10 Ownership of DWR Name. Anything in this Agreement to the contrary notwithstanding, DWR shall retain all rights in and to DWR’s name and the name selected by DWR for use on the Credit Card and all trademarks, service marks and other rights pertaining to such names (collectively, the “Name Rights”), and all goodwill associated with the use of the Name Rights whether under this Agreement or otherwise shall inure to the benefit of the DWR. DWR shall have the right, in its sole and absolute discretion, to prohibit the use of any of its Name Rights in any Forms, advertisements or other materials proposed to be used by Bank which DWR in its reasonable business judgment deems objectionable or improper. Bank shall cease all use of the Name Rights upon the termination of this Agreement for any reason unless Bank retains the Accounts after termination of the Agreement, in which case Bank may use the Name Rights solely in connection with the administration and collection of the balance due on the Accounts. Subject to the foregoing, DWR grants Bank the right to use DWR’s Name Rights in connection with Bank and its Affiliates’ product marketing and promotional materials and literature in written and electronic form and their business client lists.

2.11 Cardholder Loyalty Program. At DWR’s request, Bank will provide DWR with system functionality tied to the Accounts to support DWR’s Cardholder loyalty program (the “Loyalty Program”), at no additional charge, to the extent DWR’s Loyalty Program is consistent with Bank’s existing or future functionality offered to other Bank clients and is facilitated using monthly billing statements to active Accounts and does not include stand-alone mailings. Provided, however, that Bank will support stand-alone Cardholder mailings and zero-balance statements in conjunction with the Loyalty Program at DWR’s expense. Bank will, at DWR’s request, upon the terms, conditions and fees mutually agreed upon in writing by the parties, provide back office servicing and administration support for DWR’s Loyalty Program. The Loyalty Program will provide for loyalty point accumulation, tracking, lookup/reporting, and redemption where coupon is part of the billing statement, at no additional charge to DWR, consistent with Bank’s existing or future functionality offered to other Bank clients. DWR is the owner of the Loyalty Program and will be responsible for determining and funding the reward related to the Loyalty Program and for ensuring that the Loyalty Program complies with all Applicable Laws.

SECTION 3. OPERATION OF THE PLAN

3.1 Honoring Credit Cards. DWR agrees that DWR and DWR’s Stores will honor any Credit Card properly issued and currently authorized by Bank pursuant to the Plan, and shall deliver to Bank all Transaction Records evidencing transactions made under the Plan, in accordance with the provisions of this Agreement and the Operating Procedures.

3.2 Additional Operating Procedures. In addition to the procedures, instructions and practices contained in the Operating Procedures, DWR agrees that DWR and DWR’s Stores will comply with the following procedures:

(a) In each Credit Card transaction DWR and DWR’s Stores must obtain all the information contained in clause (b) of the definition of Transaction Record. The date which appears on the Charge Slip or Credit Slip will be prima facie evidence of the transaction date, and DWR shall use its reasonable best efforts to transmit all Transaction Records relating to such Charge Slip and/or Credit Slip so that Bank receives such Transaction Records no later than the second Business Day after the transaction date. The “Cardholder Copy” of each Charge Slip shall be delivered to the Cardholder at the time of the transaction if the Cardholder is in the store.

(b) All Charge Slips will evidence the total price of the sale minus any cash down payment. DWR shall retain the “Merchant Copy” of all DWR and DWR’s Store generated Charge and Credit Slips for each transaction for a period of twelve (12) months from the date of presentation to Bank or in the case of Promotional Programs, twelve (12) months from the end of the applicable Promotional Program.

(c) DWR and DWR’s Stores will maintain a fair policy for the exchange and return of Goods and adjustment for Services rendered and for that purpose will give credit to Accounts upon such exchange, return or adjustment. DWR and DWR’s Stores will not make cash refunds to Cardholders on Credit Card Purchases. If any Goods are returned, price adjustment is allowed, or debt for Services is adjusted, DWR and DWR’s Stores will notify the Bank and provide appropriate documentation thereof to the Cardholder. Upon receipt of Transaction Records reflecting a credit to which there has been a corresponding debit, Bank will net against amounts payable by Bank to DWR the total shown on the Credit Slip, and credit the Cardholder’s Account in the amount of such Credit Slip. If the DWR Deposit Account contains insufficient funds, DWR shall remit the amount of such Credit Slips, or any unpaid portion thereof, to Bank within five (5) business days after written demand.

(d) DWR’s Stores shall not, when the Cardholder or authorized user is present in the store, accept a transaction to be charged to an Account without presentation of a Credit Card or proper identification as outlined in the Operating Procedures.

3.3 Cardholder Disputes Regarding Goods or Services. DWR and DWR’s Stores shall act promptly to investigate and work to resolve disputes with Cardholders regarding Goods or Services obtained through DWR and DWR’s Stores pursuant to the Plan. DWR and DWR’s Stores shall timely process credits or refunds for Cardholders utilizing the Plan.

3.4 No Special Agreements. Neither DWR nor DWR’s Stores will extract any special agreement, condition or security from Cardholders in connection with their use of a Credit Card, unless approved in advance by Bank in writing.

3.5 Cardholder Disputes Regarding Violations of Law or Regulation. DWR shall assist Bank in further investigating and using its reasonable efforts to help resolve any Applicant or Cardholder claim, dispute, or defense which may be asserted under Applicable Law.

3.6 Payment to DWR; Ownership of Accounts; Fees; Accounting. (a) DWR shall electronically transmit all Transaction Records from DWR and DWR’s Stores to Bank in a format acceptable to Bank. Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Transaction Records, and in the time frames specified herein, Bank will remit to DWR an amount equal to the Net Proceeds indicated by such Transaction Records for the Credit Sales Day(s) for which such remittance is made. In the event Bank discovers any discrepancies in the amount of Transaction Records submitted by DWR or paid by Bank to DWR, Bank shall notify DWR in detail of the discrepancy, and credit DWR, or net against amounts owed to DWR, as the case may be, in a subsequent daily settlement. Bank will transfer funds via Automated Clearing House (“ACH”) to an account designated in writing by DWR to Bank (the “DWR Deposit Account”). If Transaction Records are received by Bank’s processing center before 12 noon Eastern time on a Business Day, Bank will initiate such ACH transfer by 12 noon Eastern time on the next Business Day thereafter. In the event that the Transaction Records are received after 12 noon Eastern time on a Business Day, then Bank will initiate such transfer no later than 12 noon Eastern time on the second Business Day thereafter. Bank shall remit funds to one DWR designated account and shall not remit funds to individual DWR Stores. The term “initiate” shall mean that Bank shall transmit an ACH file to Bank’s financial institution for settlement on the next Business Day.

(b) Bank shall own all the Accounts under the Plan from the time of establishment, and except as otherwise provided herein, neither DWR nor DWR’s Stores shall have any right to any indebtedness on an Account or to any Account payment from a Cardholder arising out of or in connection with any Purchases under the Plan. Effective upon the delivery of each Charge Slip by DWR and DWR’s Stores to Bank and payment to DWR by Bank pursuant to Section 3.6(a), DWR and DWR’s Stores shall be deemed to have transferred, conveyed, assigned and surrendered to Bank all right, title or interest in all such Charge Slips and in all other rights and writings evidencing such Purchases, if any.

(c) All Transaction Records are subject to review and acceptance by Bank. In the event of a computational or similar error of an accounting or record keeping nature with respect to such Transaction Records, Bank may credit to the DWR’s Deposit Account or net against the Net Proceeds (as the case may be) the proper amount as corrected. If the Net Proceeds are insufficient, DWR shall remit the proper amount to Bank immediately upon written demand. Upon any such correction Bank shall give prompt notice thereof to DWR.

(d) Subject to Applicable Law and the terms and conditions set forth in the Credit Card Agreement, Bank shall initially charge each Cardholder a finance charge on the unpaid balance in their Account for Regular Revolving Purchases at an annual percentage rate equal to 22.8%, with a default rate equal to 24.99%; a $1 minimum finance charge; late fees equal to a minimum of $29; returned check fees equal to a minimum of $25. Bank may make any changes in these terms of the Credit Card Agreement at any time as required by Applicable Law or on an individual Account by Account basis in connection with its servicing of the Accounts. With respect to any other changes in terms affecting the APR and/or fees charged by Bank as set forth above Bank will, prior to making any changes, review and discuss such changes with DWR in order to maximize the potential of the Plan and mutually benefit DWR and the Bank, and will not make such changes without DWR’s prior approval unless required by Applicable Law or for Bank’s safety and soundness.

(e) DWR and DWR’s Stores shall obtain and maintain at their own expense such point of sale terminals, cash registers, network (electronic communication interchange system), telephone or other communication lines, software, hardware and other items of equipment as are necessary for it to request and receive authorizations, transmit Charge Slip and Credit Slip information, process Credit Card Applications and perform its obligations under this Agreement. The computer programs and telecommunications protocols necessary to facilitate communications between Bank and DWR and DWR’s Stores shall be determined by Bank from time to time subject to reasonable prior notice of any change in such programs, equipment or protocols.

(f) DWR may from time to time offer Promotional Programs to Cardholders. DWR shall be responsible for ensuring that all Purchases subject to any Promotional Programs are properly designated as such on the Transaction Record in accordance with Bank’s instructions.

(g) Bank may if DWR fails to pay Bank any amounts due to Bank (and not subject to a good faith dispute) pursuant to this Agreement for more than thirty (30) days after the due date, offset such amounts against the Net Proceeds or any other amounts owed by Bank to DWR under this Agreement.

3.7 Insertion of DWR’s Promotional Materials and Statement Messages. Bank will upon request of DWR from time to time insert DWR’s promotional materials for DWR’s Goods and Services, which are provided by DWR at DWR’s expense, into the Account billing statements and new Credit Card mailers, so long as the materials: (a) are provided to Bank at least fifteen (15) Business Days prior to the scheduled mailing date of such statements or notices; (b) if they reference Bank or the Plan in any manner, are approved by Bank as to content, in Bank’s reasonable discretion; (c) meet all size, weight, or other specifications for such inserts as shall be reasonably set by Bank from time to time; (d) there is sufficient space in Bank’s standard envelope for the insert in addition to any legally required material, Cardholder notices and other materials which Bank is including in the mailing; and (e) DWR pays any and all additional postage costs caused by Bank’s insertion of materials provided by DWR, if instructed by DWR to insert regardless of the additional postage costs. DWR may also, if desired, put text messages on the statements as reasonably approved by Bank provided such messages meet all size or other specifications for such messages as shall be reasonably set by Bank from time to time and there is sufficient space in Bank’s standard statement in addition to any legally required material and Cardholder notices which Bank is including in the statement.

3.8 Payments. All payments to be made by Cardholders with respect to any amounts outstanding on the Accounts shall be made in accordance with the instructions of Bank and at the location or address specified by Bank. DWR hereby authorizes Bank, or any of its employees or agents, to endorse “World Financial Network National Bank” upon all or any checks, drafts, money orders or other evidence of payment, made payable to DWR and intended as payment on an Account, that may come into Bank’s possession from Cardholders and to credit said payment against the appropriate Cardholder’s Account. DWR further agrees that if DWR is permitted by Bank to receive any payment made with respect to the Plan, DWR and DWR’s Stores will on Bank’s behalf hold such payment in trust for Bank and will within one (1) Business Day after receipt include the amount of such payment in the Transaction Records sent to Bank pursuant to this Agreement. Bank will charge the amount of such payment against the DWR Deposit Account, or, if the DWR Deposit Account contains insufficient funds, DWR shall remit the amount of such payment, or any unpaid portion thereof, to Bank immediately upon written demand. Payments made by Cardholders at DWR’s Stores shall not be deemed received by Bank until Bank receives and accepts the Transaction Records. Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless an Account or Purchase is charged back to DWR pursuant to the provisions of Sections 3.9 and 3.10 hereof. DWR shall promptly comply with any written instruction by Bank or any successor to Bank to cease accepting Account payments and thereafter inform Cardholders who wish to make payments that payments should be made to Bank.

3.9 Chargebacks. Bank shall have the right to demand immediate purchase by DWR of any Purchase and charge back to DWR the unpaid balance (including principal, accrued and billed finance charges) relating to any such Purchase, if and whenever:

(a) Any Applicant or Cardholder claim, defense or dispute is asserted against Bank with respect to such Purchase or the Account as a result of an action or inaction by DWR and/or DWR’s Stores pursuant to and within the time limits under Applicable Law;

(b) Bank determines that with respect to such Purchase or the Account: (i) there is a breach of any warranty or representation made by or with respect to DWR under this Agreement; (ii) there is a failure by DWR to comply with any term or condition of this Agreement, which failure shall not have been cured within fifteen (15) days after receipt of written notice thereof from Bank; or (iii) after receipt of a fraud affidavit from the Cardholder Bank determines that the signature on any Charge Slip has been forged or is counterfeit; or

(c) After reasonable notice to DWR, any Purchase amount is not paid when due, and the Cardholder has stated in writing that the Cardholder’s reason for such nonpayment is an alleged breach of warranty or representation by DWR or DWR’s Stores or the result of a dispute by a Cardholder in connection with the sale of Goods, or the furnishing of Services by DWR or DWR’s Stores to such Cardholder; or

(d) For any chargeback reason as set forth in the Operating Procedures.

3.10 Assignment of Title in Charged Back Purchases. With respect to any amount of a Purchase to be charged back to and to be purchased by DWR, DWR shall either pay such amount directly to Bank in immediately available funds or Bank will offset such amount as part of the Net Proceeds to be paid to DWR, to the extent the balance thereof is sufficient. Upon payment of such amount by DWR to Bank, or off-setting, as the case may be, Bank shall assign and transfer to DWR, without recourse, all of Bank’s right, title and interest in and to such Purchase and deliver all documentation (or copies) in Bank’s possession with respect thereto. DWR further consents to all extensions or compromises given any Cardholder with respect to any such Purchase, and agrees that such shall not affect any liability of DWR hereunder or right of Bank to charge back any Purchase as provided in this Agreement; provided, however, that Bank shall not have the right to charge back for any Purchase the amount of any reductions, or compromises of amounts owed by a Cardholder to Bank. DWR shall not resubmit or re-transmit any charged back Purchases to Bank, without Bank’s prior written consent.

3.11 Promotion of Program and Card Plan; Non-Competition. Throughout the Term of this Agreement, DWR shall use commercially reasonable efforts to market, promote, participate in and support the Plan as set forth in this Agreement. DWR agrees that in consideration and as an inducement for Bank to make the Plan available to DWR as outlined in this Agreement and the Operating Procedures, from the Effective Date and for as long as this Agreement is in existence, neither DWR nor its Affiliates will, without the prior written consent of Bank, contract or establish with any other credit card processor/provider or provide or process on its own behalf any “private label” or “co-brand” revolving credit or other credit card issuance or processing arrangement or programs similar in purpose to the Plan or to the services and transactions contemplated under this Agreement, except that if either party provides notice of termination pursuant to Section 9.1 of this Agreement or if DWR terminates under Section 9.3, DWR may enter into a contract with another credit card processor/provider effective on or after termination of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement will be construed to prohibit or prevent DWR from: (i) accepting any major general purpose credit card (including without limitation, American Express Card, MasterCard, Visa, or NOVUS), any form of general purpose debit card or fixed payment (installment) credit programs for Applicants declined by Bank, as a means of payment by Cardholders for purchase of Goods and Services; (ii) entering into a contract with another credit card provider for a particular state after Bank has terminated the operation of the Plan in such state pursuant to Section 9.4; or (iii) acquiring, being acquired by or merging with other entities that have a private label credit card program or processing arrangement similar to the Plan as long as such other similar credit plan is not promoted, marketed, honored or accepted by DWR or DWR’s Stores or for the purchase of Goods and/or Services.

3.12 Postage. Any increase(s) in excess of two cents, in the aggregate, during the two-year period commencing on the Effective Date and during any two-year period thereafter, in the cost of mailing Account billing statements, form letters or new Credit Cards due to an increase in the first class pre-sort cost of postage from the United States Postal Service which increase occurs on or after the date of execution of this Agreement and during such initial two-year period or during any subsequent two-year period, as the case may be, shall be borne by DWR. Adjustments will be made for any subsequent decreases in the cost of postage. Bank will use commercially reasonable efforts to obtain the best bulk rate discount. All other increases in postage costs shall be borne by Bank.

3.13 Reports. Bank will deliver to DWR the reports set forth in Schedule 3.13 attached hereto as specified therein. Bank may provide any additional reports requested by DWR upon such terms and at the costs mutually agreed to by the parties.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF DWR

DWR hereby represents and warrants to Bank as follows:

4.1 Organization, Power and Qualification. DWR is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement. DWR is duly qualified and in good standing to do business in all jurisdictions where DWR is located, except where the failure to so qualify would not have a material adverse effect on the business of the DWR, or where the failure to so qualify would not have a material adverse effect on DWR’s or Bank’s ability to continue operation of the Plan.

4.2 Authorization, Validity and Non-Contravention. (a) This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by DWR and is a valid and legally binding agreement of DWR duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(b) No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over DWR is required for, and the absence of which would adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by DWR hereunder and the compliance by DWR with all provisions of this Agreement: (i) will not conflict with or violate any Applicable Law; and (ii) will not conflict with or result in a breach of or default under any of the terms or provisions of any indenture, loan agreement or other contract or agreement under which DWR is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on DWR, nor will such execution, delivery or compliance violate or result in the violation of the Articles of Incorporation or By-Laws of DWR.

4.3 Accuracy of Information. All factual information furnished by DWR to Bank in writing at any time pursuant to any requirement of, or furnished in response to any written request of Bank under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by DWR to Bank will be, to DWR’s best knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified.

4.4 Validity of Charge Slips. (a) As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, each Charge Slip relating to such Transaction Records shall represent the obligation of a Cardholder in the respective amount set forth therein for Goods sold or Services rendered, together with applicable taxes, if any, and shall not involve any element of credit for any other purpose.

(b) As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, DWR has no knowledge or notice of any fact or matter which would immediately or ultimately impair the validity of any Charge Slip relating to such Transaction Records, the transaction evidenced thereby, or its collectibility.

4.5 Compliance with Law. Any action or inaction taken by DWR and DWR’s Stores (where DWR or DWR’s Stores have a duty to act) in connection with the Plan and the sales of Goods and Services shall be in compliance with all Applicable Law except where the failure to comply does not or will not have a material adverse effect on DWR, the Bank or the Plan.

4.6 DWR’s Name, Trademarks and Service Marks. DWR has the legal right to use and to permit the Bank to use, to the extent set forth herein, the various tradenames, trademarks, logos and service marks utilized by DWR in the conduct of its business.

4.7 Intellectual Property Rights. In the event DWR provides any software or hardware to Bank, DWR has the legal right to such software or hardware and the right to permit Bank to use such software or hardware, and such use shall not violate any intellectual property rights of any third party. Any software or other technology developed by or for DWR or its Affiliates, to facilitate the Program, including but not limited to, software and software modifications developed in response to Bank’s request or to accommodate Bank’s special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of DWR and/or its Affiliates. Nothing in this Agreement shall be deemed to convey a proprietary interest to Bank or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by DWR and/or its Affiliates.

SECTION 5. COVENANTS OF DWR

DWR hereby covenants and agrees as follows:

5.1 Notices of Changes. DWR will as soon as reasonably possible notify Bank of any: (a) change in the name or form of business organization of DWR, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of DWR or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of DWR; (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on DWR; or (d) the planned opening or closing of any DWR Store. DWR will furnish such additional information with respect to any of the foregoing as Bank may request for the purpose of evaluating the effect of such change on the financial condition and operations of DWR and on the Plan.

5.2 Financial Statements. DWR shall furnish to Bank as soon as available the following information pertaining to DWR: (a) a consolidated balance sheet as of the close of each fiscal year; (b) a consolidated statement of income, retained earnings and paid-in capital to the close of each fiscal year; (c) a consolidated statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by DWR’s independent certified public accountants in connection with such of the financial statements as have been audited.

5.3 Inspection. DWR will permit, once per Plan Year, unless Bank has reasonable cause to do so, authorized representatives designated by Bank, at Bank’s expense, to visit and inspect, to the extent permitted by Applicable Law, any of the DWRs and DWR’s Stores, books and records pertaining to Transaction Records and the Plan and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours.

5.4 DWR’s Business. DWR shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the sale of Goods and Services. DWR shall provide to Bank annually a forecast of DWR’s total sales and the forecasted number of stores, for the next year.

5.5 DWR’s Stores. DWR shall cause all of DWR’s Stores to comply with the obligations, restrictions and limitations of this Agreement as such are applicable at the point of sale of the Goods and Services.

5.6 Insurance. DWR shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other companies within DWR’s industry engaged in similar businesses as DWR.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BANK

Bank hereby represents and warrants to DWR as follows:

6.1 Organization, Power and Qualification. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement. Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Bank to carry out its obligations under this Agreement.

6.2 Authorization, Validity and Non-Contravention. (a) This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(b) No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Bank is required for, and the absence of which would materially adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement: (i) will not conflict with or violate any Applicable Law; (ii) will not conflict with or result in a breach of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Bank is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Bank, nor will such execution, delivery or compliance violate or result in the violation of the Charter or By-Laws of Bank.

6.3 Accuracy of Information. All factual information furnished by Bank to DWR in writing at any time pursuant to any requirement of, or furnished in response to any written request of DWR under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Bank to DWR will be, to Bank’s best knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information has or will be stated or certified.

6.4 Compliance with Law. Any action or inaction taken by Bank (where Bank has a duty to act) in connection with the Plan shall be in compliance with all Applicable Law except where the failure to so comply does not or will not have a material adverse effect on the Bank, DWR or the Plan.

6.5 Intellectual Property Rights. In the event Bank provides any software or hardware to DWR, Bank has the legal right to such software or hardware and the right to permit DWR to use such software or hardware, and such use shall not violate any intellectual property rights of any third party. Any software or other technology developed by or for Bank or its Affiliates, to facilitate the Program, including but not limited to, software and software modifications developed in response to DWR’s request or to accommodate DWR’s special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Bank and/or its Affiliates. Nothing in this Agreement shall be deemed to convey a proprietary interest to DWR or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Bank and/or its Affiliates.

SECTION 7. COVENANTS OF BANK

Bank hereby covenants and agrees as follows:

7.1 Notices of Changes. Bank will as soon as reasonably possible notify DWR of any: (a) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Bank or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Bank; (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on the Plan. Bank will furnish such additional information with respect to any of the foregoing as DWR may request for the purpose of evaluating the effect of such transaction on the financial condition and operations of Bank and on the Plan.

7.2 Financial Statement. Bank shall furnish to DWR upon request by DWR and as soon as available the following information pertaining to Bank: (a) a consolidated balance sheet as of the close of each fiscal year; (b) a consolidated statement of income, retained earnings and paid-in capital to the close of each fiscal year; (c) a consolidated statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by Bank’s independent certified public accountants in connection with such of the financial statements as have been audited.

7.3 Inspection. Bank will permit, once per Plan Year unless DWR has reasonable cause to do so, authorized representatives designated by DWR, at DWR’s expense, to visit and inspect, to the extent permitted by Applicable Law, any of Bank’s books and records pertaining to the Discount Fees, the Protection Programs and Enhancement Marketing Services revenues and expenses set forth in Section 2.9, and Purchases, and any other fees or charges charged by Bank to DWR pursuant to this Agreement, and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours. Bank shall permit DWR, once per Plan Year, during normal business hours and upon reasonable notice, and in a manner which does not disrupt the operations, to visit the offices at which services relating to the Plan are provided, to monitor the activities of Bank and its subcontractors.

7.4 Bank’s Business. Bank shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection, with its business and the issuance of credit by Bank.

7.5 Insurance. Bank shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other banks engaged in similar businesses as Bank.

SECTION 8. INDEMNIFICATION

8.1 Indemnification Obligations. (a) DWR shall be liable to and shall indemnify and hold Bank and its Affiliates and their respective officers, directors, employees, subcontractors and their successors and assigns, harmless from any and all Losses (as hereinafter defined)

incurred by reason of: (i) DWR’s breach of any representation, warranty or covenant hereunder; (ii) DWR’s failure to perform its obligations hereunder; (iii) any damage caused by or related to Goods or Services charged to an Account; and (iv) any action or failure to act by DWR and/or DWR’s Stores (where DWR or DWR’s Store has a duty to act) and their respective officers, directors and employees which results in a claim against Bank, its officers, employees, Affiliates, unless the proximate cause of any such claim is an act or failure to act by Bank, its officers, directors or employees.

(b) Bank shall be liable to and shall indemnify and hold DWR and its Affiliates and their respective officers, directors, employees, sub-contractors and their successors and assigns, harmless from any and all Losses (as hereinafter defined) incurred by reason of: (i) Bank’s breach of any representation, warranty or covenant hereunder; (ii) Bank’s failure to perform its obligations hereunder; and (iii) any action or failure to act by Bank (where Bank has a duty to act) and its officers, directors, and employees which results in a claim against DWR, its officers, employees, Affiliates, unless the proximate cause of any such claim is an act or failure to act by DWR and its respective officers, directors or employees.

(c) For purposes of this Section 8.1 the term “Losses” shall mean any liability, damage, costs, fees, losses, judgments, penalties, fines, and expenses, including without limitation, any reasonable attorneys’ fees, disbursements, settlements (which require the other party’s consent which shall not be unreasonably withheld), and court costs, reasonably incurred by Bank or DWR, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement except that Losses may not include any overhead costs that either party would normally incur in conducting its everyday business.

8.2 LIMITATION ON LIABILITY. (a) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO A PARTY’S INTENTIONAL BREACH OF THIS AGREEMENT.

(b) BANK’S TOTAL ANNUAL LIABILITY TO DWR FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER OCCURRING DURING ANY YEAR OF THE TERM OF THIS AGREEMENT, SHALL NOT EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000). BANK’S TOTAL CUMULATIVE LIABILITY TO DWR FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED THREE HUNDRED THOUSAND DOLLARS ($300,000); PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO BANK’S INTENTIONAL BREACH OF THIS AGREEMENT.

(c) DWR’S TOTAL ANNUAL LIABILITY TO BANK FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER OCCURRING DURING ANY YEAR OF THE TERM OF THIS AGREEMENT, SHALL NOT EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000). DWR’S TOTAL CUMULATIVE LIABILITY TO BANK FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED THREE HUNDRED THOUSAND DOLLARS ($300,000); PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO DWR’S INTENTIONAL BREACH OF THIS AGREEMENT.

8.3 NO WARRANTIES. EXCEPT AS PROVIDED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THE SERVICES AND/OR OTHER PRODUCTS SOLD OR PROVIDED BY BANK PURSUANT TO THIS AGREEMENT.

8.4 Notification of Indemnification; Conduct of Defense. (a) In no case shall the indemnifying party be liable under Section 8.1 of this Agreement with respect to any claim or claims made against the indemnified party or any other person so indemnified unless it shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure to so notify the indemnifying party shall not relieve it from any liability which it may have under other provisions of this Agreement.

(b) The indemnifying party shall be entitled to participate, at its own expense, in the defense, or, if it so elects, within a reasonable time after receipt of such notice, to assume the defense of any suit brought against the indemnified party which gives rise to a claim against the indemnifying party, but, if the indemnifying party so elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the indemnified party or the person or persons so indemnified, who are the defendant or defendants in any suit so brought, which approval shall not be unreasonably withheld. If the indemnifying party elects to assume the conduct of the defense of any suit brought to enforce any such claim and retains counsel to do so, the indemnified party or the person or persons so indemnified who are the defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel thereafter retained by the indemnified party or such other person or persons.

SECTION 9. TERM AND TERMINATION

9.1 Term. This Agreement shall become effective as of the Effective Date when executed by authorized officers of each of the parties and, unless otherwise terminated as provided herein, shall remain in effect for five (5) years from the Plan Commencement Date plus any additional calendar days needed to end the Term on the last day of a calendar month (the “Initial Term”) and shall be extended for two (2) years thereafter (the “Extended Term”) at Bank’s option upon at least one hundred and eighty (180) days prior written notice from Bank to DWR prior to the end of the Initial Term. Thereafter the Term shall automatically renew for successive three (3) year terms (each a “Renewal Term”) unless either party provides the other with at least twelve (12) months’ written notice of its intention to terminate the Agreement prior to the expiration of the Extended or then current Renewal Term.

9.2 Termination with Cause by Bank; Bank Termination Events. Any of the following conditions or events shall constitute a “Bank Termination Event” hereunder, and Bank may terminate this Agreement immediately without further action if such Bank Termination Event occurs:

(a) If DWR shall: (i) generally not pay its debts as they become due; (ii) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of DWR to perform under this Agreement or the Plan; (vii) have a materially adverse change in its financial condition, including, but not limited to receiving a bond downgrade or being downgraded by a rating agency to a rating below an investment grade rating; or (viii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (ix) breach or fail to perform or observe any covenant or other term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, which results in an acceleration of debt in an amount exceeding $500,000; or

(b) If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by DWR, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of DWR, or if any petition for any such relief shall be filed against DWR and such petition shall not be dismissed within sixty (60) days; or

(c) If DWR shall default in the performance of or compliance with any material term or violates in a material respect any of the covenants, representations, warranties or agreements contained in this Agreement and DWR shall not have remedied such default within thirty (30) days after written notice thereof shall have been received by DWR from Bank; or

(d) If at anytime the average price point of the Goods and/or Services sold by DWR materially changes from the average price point of the Goods and/or Services sold by DWR on the date of execution of this Agreement; or

(e) If DWR fails within three (3) months after the Effective Date to utilize (as determined by Bank) On-Line Prescreen application procedures as the primary source for application processing in all of its catalog call centers and Bank notifies DWR of its intent to terminate by the sixth month after the Effective Date. If Bank exercises its right to terminate pursuant to this Section 9.2(e), DWR (i) agrees to pay to Bank the sum of one hundred and fifty thousand dollars ($150,000) to reimburse Bank for its costs associated with commencing the Plan, and (ii) further agrees that neither DWR nor its Affiliates will for a one year period after the termination date of this Agreement establish with any other credit card processor/provider or provide or process on its own behalf any “private label” or “co-brand” revolving credit or other credit card issuance or processing arrangement or programs similar in purpose to the Plan or to the services and transactions contemplated under this Agreement, except that this restriction will not be construed to prohibit or prevent DWR from accepting any major general purpose credit card (including without limitation, American Express Card, MasterCard, Visa, or NOVUS), or any form of general purpose debit card or fixed payment (installment) credit programs.

9.3 Termination with Cause by DWR; DWR Termination Events. Any of the following conditions or events shall constitute a “DWR Termination Event” hereunder, and DWR may terminate this Agreement immediately without further action if such DWR Termination Event occurs:

(a) If Bank shall: (i) generally not be paying its debts as they become due; (ii) file or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; or (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the operation of the Plan and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the Plan; or (vii) have a materially adverse change in its financial condition, including, but not limited to being downgraded by a rating agency to a rating below an investment grade rating; or (viii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (ix) breach or fail to perform or observe any covenant or other term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, which results in an acceleration of debt in an amount exceeding $500,000; or

(b) If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Bank, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Bank, or if any petition for any such relief shall be filed against Bank and such petition shall not be dismissed within sixty (60) days; or

(c) If Bank shall default in the performance of or compliance with any material term (other than the Service Standards) or violates in any material respect any of the covenants, representations, warranties or agreements contained in this Agreement and Bank shall not have remedied such default within thirty (30) days (ten (10) days in the case of failure to pay DWR pursuant to Section 3.6(a)) after written notice thereof shall have been received by Bank from DWR; or

(d) If Bank fails for two (2) consecutive months to perform any one of the same Service Standards in a Service Factor Category, and such failure is not the result of an act of DWR, DWR’s Stores, or as a result of a force majeure event specified in Section 10.11, and Bank fails to remedy such failure within thirty (30) days after receipt of written notice from DWR.

9.4 Termination of Particular State. In addition, upon thirty (30) days prior written notice, Bank may terminate the operation of the Plan in a particular state or jurisdiction if the Applicable Law of the state or jurisdiction is amended or interpreted in such a manner so as to render all or any part of the Plan illegal or unenforceable, and in such event Bank will, if requested, assist DWR with finding a new credit provider for such state or jurisdiction.

9.5 Purchase of Accounts. Upon the termination of this Agreement by either party or termination of the Plan in a particular state, DWR or its designee shall purchase from Bank all unpaid and outstanding Accounts (in the case of termination in a particular state, for the purposes of this Section 9.5, the term “Accounts” shall refer to Accounts belonging to Cardholders with billing addresses in such state) and the listing of names and addresses of such Cardholders at a commercially reasonable purchase price to be determined by Bank which shall not be greater than one hundred two percent (102%) of the book value of the Accounts and the receivables related thereto, including without limitation all accrued finance charges and fees, whether or not billed or posted to the Accounts.

In the case of either termination of the Agreement or termination of the Plan in a particular state and upon payment of the purchase price to Bank, Bank shall assign to DWR or its designee, without recourse, all of its right, title and interest in and to the Accounts and receivables related thereto being transferred and will deliver all related documentation.

SECTION 10. MISCELLANEOUS

10.1 Entire Agreement. This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof and merges all prior discussions between them.

10.2 Coordination of Public Statements. Bank’s parent company, Alliance Data Systems Corporation, as a public company, will issue a news release disclosing this Agreement between DWR and Bank, such news release must be approved by both parties prior to its issuance. In addition, either party or its Affiliate may file this Agreement with the Securities and Exchange Commission and/or describe this Agreement in filings made with the Securities and Exchange Commission, if it determines that it is obligated to do so and such party complies with the requirements of Section 10.17(a) with respect thereto. In all other cases, except as required by Applicable Law, neither party will make any public announcement of the Plan or provide any information concerning the Plan to any representative of any news, trade or other media without the prior approval of the other party, which approval will not be unreasonably withheld. Neither party will respond to any inquiry from any public or governmental authority, except as required by law, concerning the Plan without prior consultation and coordination with the other party. Upon Bank’s reasonable request from time to time, DWR may in its discretion provide references or participate in marketing campaigns or testimonial initiatives for Bank regarding the services provided by Bank in connection with the Plan.

10.3 Amendment. Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual agreement of the parties, however, no such modification shall be effective until reduced to writing and executed by both parties.

10.4 Successors and Assigns. This Agreement and all obligations and rights arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assigns. Either party may assign its rights and obligations under this Agreement.

10.5 Waiver. No waiver of the provisions hereto shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing. No failure or delay on the part of either party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

10.6 Severability. If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either party, in which case this Agreement may be terminated by the affected party, without penalty.

10.7 Notices. All communications and notices pursuant hereto to either party shall be in writing and addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other party, and shall be deemed given when delivered by hand, or two (2) Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Bank: 800 TechCenter Drive Gahanna, OH 43230 Attn.: Daniel T. Groomes, President	If to DWR: 283 Fourth Street Oakland, CA 94607 Attn.: Benjamin Dixon, Controller

With a Copy to: Karen Morauski, VP & Counsel

10.8 Captions and Cross-References. The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any Section are to such Section of this Agreement.

10.9 GOVERNING LAW. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, REGARDLESS OF THE DICTATES OF OHIO CONFLICTS OF LAW, AND THE PARTIES HEREBY SUBMIT TO EXCLUSIVE JURISDICTION AND VENUE IN THE UNITED STATES FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO OR ANY OF THE STATE COURTS LOCATED IN FRANKLIN COUNTY, OHIO.

10.10 Counterparts. This Agreement may be signed in one or more counterparts, all of which shall be taken together as one agreement.

10.11 Force Majeure. Neither party will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, and not due to the fault or negligence of such party, including, but not limited to, acts of God, flood, criminal acts, fire, riot, computer viruses or hackers where such party has utilized commercially reasonable means to prevent the same, accident, strikes or work stoppage, embargo, sabotage, inability to obtain material, equipment or phone lines, government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement), and other causes whether or not of the same class or kind as specifically named above. In the event a party is unable to perform substantially for any of the reasons described in this Section, it will notify the other party promptly of its inability so to perform, and if the inability continues for at least one-hundred eighty (180) consecutive days (thirty (30) days in the cases of credit authorizations and processing of new Accounts), the party so notified may then terminate this Agreement forthwith. This provision shall not, however, release the party unable to perform from using its best efforts to avoid or remove such circumstance and such party unable to perform shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

10.12 Relationship of Parties. This Agreement does not constitute the parties as partners or joint venturers and neither party will so represent itself.

10.13 Survival. No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination. No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except for the following Sections: Section 2.10, Section 3.3, Section 3.5, Section 3.6, Section 3.8, Section 3.9, Section 3.10, Section 8, Section 9.5, Section 10.7, Section 10.9, Section 10.11, Section 10.17 and Section 10.18.

10.14 Mutual Drafting. This Agreement is the joint product of DWR and Bank and each provision hereof has been subject to mutual consultation, negotiation and agreement of DWR and Bank; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any party based on the fact that either party controlled the drafting of the document.

10.15 Independent Contractor. The parties hereby declare and agree that Bank is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of Bank’s personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of Bank and are not agents, employees, Affiliates, or subcontractors of DWR; that Bank has and hereby retains the right to exercise full control of and supervision over the performance of Bank’s obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the Bank’s agents, employees, Affiliates, or subcontractors, including compliance with workers’ compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that Bank shall be responsible for Bank’s own acts and those of Bank’s agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, Bank does not undertake by this Agreement or otherwise to perform any obligation of DWR, whether regulatory or contractual, or to assume any responsibility for DWR’s business or operations.

10.16 No Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity.

10.17 Confidentiality. (a) Neither party shall disclose any information not of a public nature concerning the business or properties of the other party which it learns as a result of negotiating or implementing this Agreement, including, without limitation, the terms and conditions of this Agreement, Customer names, Cardholder personal or Account information, sales volumes, test results, and results of marketing programs, Plan reports generated by Bank, trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information of every kind that relates to the business of either party except to the extent disclosure is required by applicable law, is necessary for the performance of the disclosing party’s obligation under this Agreement, or is agreed to in writing by the other party; provided that: (i) prior to disclosing any confidential information to any third party, the party making the disclosure shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party’s reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel to the other party), the filing party concludes that such request is inconsistent with the filing party’s obligations under applicable laws. Neither party shall acquire any property or other right, claim or interest, including any patent right or copyright interest, in any of the systems, procedures, processes, equipment, computer programs and/or information of the other by virtue of this Agreement. Neither party shall use the other party’s name for advertising or promotional purposes without such other party’s written consent.

(b) The obligations of this Section, shall not apply to any information, other than consumer personal information:

(i)	which is generally known to the trade or to the public at the time of such disclosure; or

(ii)	which becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section; or

(iii)	which is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization; or

(iv)	which is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

(c) If any disclosure is made pursuant to the provisions of this Section, to any Affiliate or third party, the disclosing party shall be responsible for ensuring that such Affiliate or third party keeps all such information in confidence and that any third party executes a confidentiality agreement provided by the non-disclosing party. Each party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the other party’s confidential information shall protect the privacy of such information. Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court. The provisions of this Section will survive termination or expiration of this Agreement.

10.18 Taxes. DWR will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank’s income which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority, on all services provided by Bank under this Agreement. The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments). All amounts set forth in this Agreement are expressed and shall be paid in lawful U.S. dollars.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in manner and form sufficient to bind them as of the date first above written.

DESIGN WITHIN REACH, INC.	WORLD FINANCIAL NETWORK NATIONAL BANK

By:	By:

Title:	Title:

Date:	Date:

Schedule 1.1

Discount Rate and Promotional Programs

A.	DISCOUNT RATE FOR REGULAR REVOLVING PURCHASES

The Discount Rate will be assessed by Bank at 1.80% for all Regular Revolving Purchases, and will be subject to adjustment by Bank on a quarterly basis. After the end of each quarter, Bank will review the Net Sales for such prior three (3) months period. The prior three (3) month’s Discount Fees will be recalculated by Bank as follows: The Discount Rate on Regular Revolving Purchases will be 1.80% for all Regular Revolving Purchases made during the prior three (3) months that represented up to 10% of the aggregate Net Sales for such prior three (3) months. For all Regular Revolving Purchases in excess of 10% of the aggregate Net Sales for such prior three (3) months, a Discount Rate of 2.50% shall apply. Bank shall then compare the actual Discount Fees paid by DWR for the prior three (3) months, to the Discount Fees recalculated pursuant to this paragraph and shall advise DWR in writing of any deficit amount to be paid by DWR to Bank. Such deficit amount will be either invoiced by Bank to DWR or netted against any future Net Proceeds due to DWR.

Example 1:

For January, February and March, it is determined that there were $1,000,000 in aggregate Net Sales and $150,000 was attributed to Regular Revolving Purchases. During January, February and March, $2,700 ($150,000 multiplied by 1.80%) was paid by DWR for Discount Fees for Regular Revolving Purchases. The Bank will adjust the Discount Fees for January, February and March as follows:

$100,000 (10% of aggregate Net Sales) multiplied by 1.80% = $1,800

$50,000 (amount of Regular Revolving Purchases in excess of 10% of Net Sales ($150,000 minus $100,000)) multiplied by 2.50% = $1,250

The Discount Fees to be paid by DWR for January, February and March, as recalculated, equal $3,050 ($1,800 plus $1,250). Therefore, in addition to the $2,700 Discount Fees paid by DWR during January, February and March, DWR shall pay to the Bank additional $350 (The recalculated Discount Fees of $3,050 minus the actual Discount Fees paid of $2,700) as a result of the recalculation.

Example 2:

For April, May and June, it is determined that there were $2,000,000 in aggregate Net Sales and $150,000 was attributed to Regular Revolving Purchases. During April, May and June, $2,700 ($150,000 multiplied by 1.80%) was paid by DWR for Discount Fees for Regular Revolving Purchases. No adjustment or refund of the Discount Fees for April, May and June are necessary as set forth below:

$150,000 of Regular Revolving Purchases is 7.5% of aggregate Net Sales ($150,000 divided by $2,000,000). Since the Regular Revolving Purchases did not exceed the 10% threshold, the Discount Fees are $2,700 for the months of April, May and June and no adjustment is necessary.

B.	DISCOUNT RATE FOR PURCHASES SUBJECT TO DEFERRED BILLING PROGRAM (PROMOTIONAL PROGRAMS).

The Discount Rate for Purchases subject to the Deferred Billing Program will be as set forth in the table below, subject to adjustment pursuant to the following paragraph. DWR shall not, without Bank’s prior written consent, utilize the Deferred Billing Program for more than two separate instances of two consecutive calendar week periods during any Plan Year.

Deferred Billing Programs

Discount Rate and Other Terms & Conditions
Length of Deferral Period	90 Days

Discount Rate	2.15%

Minimum Payment Requirements	Not Required

Roll to Revolve Rate Assumption	10%

Discount Rate Adjustment Amount	.04%

Required Minimum Purchase Amount	$999

Finance Charges	Accrued during deferral period

Bank shall on a quarterly basis review the actual average Roll to Revolve Rate for the prior three months and shall adjust the Discount Rate set forth in the table, up or down, for Purchases subject to the Deferred Billing Program for the next three month period if the actual average Roll to Revolve Rate for the Deferred Billing Program is not equal to the Roll to Revolve Rate Assumption set forth in the table above. The amount of the adjustment shall be equal to the Discount Rate Adjustment Amount set forth in the table above multiplied by the variance between the Roll to Revolve Rate Assumption and the actual average Roll to Revolve Rate. If the actual Roll to Revolve Rate exceeds the Roll to Revolve Rate Assumption, then the Discount Rate would be reduced, and vice versa.

For Example:

If at the end of the three months being evaluated, the average Roll to Revolve Rate for the 90 days Deferred Billing Program Purchases was fifteen percent (15%), then the resulting Discount Rate adjustment to the 90 days Deferred Billing Program would be calculated as follows:

10% (Roll to Revolve Rate Assumption) minus 15% (actual average Roll to Revolve Rate) which is -5%. Multiply -5 by .04% (the Discount Rate Adjustment amount) which is equal to -.20%

The Discount Rate for Purchases under the 90 days Deferred Billing Program would be reduced by 0.20% to arrive at 1.95% as the new Discount Rate.

C.	DISCOUNT RATE FOR EQUAL PAYMENT PURCHASES (PROMOTIONAL PROGRAMS).

The Discount Rates for Equal Payment Purchases will be as set forth in the table below.

Equal Payment Period	Initial APR	Discount Rate	Required Minimum Purchase Amount

12 months	9.90%	3.13%	$999

24 months	9.90%	4.50%	$1,999

The APR’s are subject to adjustment by Bank pursuant to Section 3.6(d) and are also subject to adjustment by Bank for any increases in the Prime Rate if the Prime Rate increases above 4.75%. Every month Bank shall compare the Prime Rate, as published on the last Business Day of the prior month in the Wall Street Journal, to a benchmark of 4.75%. Bank shall have the right to increase the APRs set forth above or the then current applicable APRs by the amount of the increase from the benchmark, and will provide all notices to Cardholders as required by Applicable Law.

For Example:

If the Prime Rate at the end of the month is 5.00% (an increase of ..25% compared to the benchmark) and the then current APR for the 12 Months Equal Payment Purchases Program is 9.90% then the APR for the 12 Months Equal Payment Purchases Program may be increased by Bank from the rate of 9.90% to 10.15%.

Schedule 2.1

Service Standards

Service Factor Category		Service Standards

Telephone Service Factors:

1.	Average Speed of Answer for New Accounts, Authorizations, Customer Service	1.	At least 80% of calls answered within 25 seconds.

2.	Abandon Rate for New Accounts, Authorizations, Customer Service	2.	5.0% or less.

New Account Service Factors:

3.	Quick Credit and Telephone Credit Application Referrals - Response Time	3.	At least 90% of the applications will be processed within 5 minutes.

4.	Processing mail-in applications including prescreens	4.	6 Business Days or less.

Customer Service Factors:

5.	Response to written Cardholder inquiries	5.	90% within 8 Business Days. 100% within 31 Business Days.

Assumptions:

•	All Standards are expressed as simple monthly averages and are measured on a monthly calendar basis.

•	Telephone Service Factors are reported and tracked based on the servicer’s department averages.

•	Response time for credit application inquiries means those Applicants which Bank has approved or declined. Applicants which Bank is reviewing under special circumstances such as a suspected fraudulent application, shall not be included in the measurement of the Standard.

•	Bank shall begin to measure the Service Standards’ performance at the commencement of the first Plan Year.

Schedule 2.5

Marketing Promotions

DWR will promote and advertise the Plan as set forth below:

1.	Training of sales associates to ask Customers if the purchases can be charged to the Credit Card.

2.	Employee Training and motivational supplies such as badges advertising the Plan to be worn on the sales floor.

3.	Agree to a targeted minimum number of applications per store (e.g. New Accounts by Store Goals).

4.	POS signage announcing credit and/or inviting customer to apply for an Account. In addition, inclusion of card references as appropriate with TV, Print, Direct Mail or other advertising medias.

5.	Where phones are available at POS, add Bank’s referral key and at a minimum make available at the Customer Service desk. When Quick Credit referral occurs, store immediately contacts Bank.

6.	Include store application goals in store managers’ compensation plan.

7.	Immediate call to Bank on all authorization referrals.

8.	Employee incentives per approved Account application.

9.	Establish district and regional incentives for the respective managers - similar to store management criteria.

10.	Statement inserts and messaging promoting use of the card and link card to merchandise and the relationship.

11.	Quarterly marketing review and planning meetings - mutually agree on annual marketing plan and review status of current plan.

Schedule 2.8

Monthly Master File Information

Account Number

Month Account Opened

Year Account Opened

Store Account Opened

Cardholder Name

Cardholder’s Street Address

Cardholder’s City

Cardholder’s State

Cardholder’s Zip Code

Cardholder’s Home Phone Number

Date of Last Purchase

Cardholder’s Open to Buy

Number of Purchases Monthly

Amount of Purchases Monthly, YTD

Number of Returns Monthly

Amount of Returns Monthly

Date of Birth

Items Purchased

Schedule 3.13

Bank Reports

Catalog Standard Reports

Frequency	Name	Description

Daily and Weekly	OLPS	On-line prescreen report activity, number sent to bureau, number opened.

Weekly	APPROVED FILE / WEEKLY ADDS	Accounts opened in the previous week.

Hard Goods Standard Reports

Frequency	Name	Description

Weekly	APPLICATION TRACKING

New account processing: number submitted, duped, pending, declined, activated and percentages.

Six sorts available:

1.      Region, District, Store - D Version;

2.      Region, District, Store, App Type – E Version;

3.      Division, App Type - F Version;

4.      Region, District, Store, Associate – G Version;

5.      Region, District, Store, Associate, App - H Version;

6.      Prescreen, list ID, origin - I Version.

Daily	DAILY DISBURSEMENT	Sales, Returns, Discount and Net funding released to DWR.

Monthly	MONTHLY DISBURSEMENT	Sales, Returns, Discount and Net funding released to DWR.

Daily	DAILY IQ	Daily funding report.

Monthly	STORE SETTLEMENT BY PLAN	Posted sates and returns.

Daily	MERCHANT DISCOUNT CALCULATION	Merchant discount calculation.

Monthly	STATISTICAL SUMMARY	Portfolio statistics.

Hard Goods Standard Reports

Frequency	Name	Description

Monthly	OPEN TO BUY	Cardholder listing of open to buy. This report is produced on as needed basis.

Weekly	LOGGED APPLICATIONS	Insurance by store.

Monthly	MONTHLY EXTRACT FILE	Month end tape containing data elements for all portfolio Cardholders. Can be used for direct mailings.

Monthly	KEY MEASURES REPORT	High level executive overview of program key measures (market share, average transaction, applications, new Accounts)